U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.          Name and Address of Reporting Person*

            Kunayev                           Mirgali
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            (Last)                            (First)              (Middle)

            78 Zenkova Street, # 42
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                                    (Street)

            Almaty 480100           Republic of Kazakhstan
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            (City)                            (State)                (Zip)

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2.          Date of Event Requiring Statement (Month/Day/Year)

            May 29, 2002
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3.          IRS Identification Number of Reporting Person, if an Entity
            (Voluntary)

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4.          Issuer Name and Ticker or Trading Symbol

            EMPS Corporation         EPSC
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5.          Relationship of Reporting Person to Issuer
            (Check all applicable)

            [X]  Director                             [ ]  10% Owner
            [ ]  Officer (give title below)           [ ]  Other (specify below)
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6.          If Amendment, Date of Original (Month/Day/Year)

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7.          Individual or Joint/Group Filing  (Check applicable line)

            [X]  Form Filed by One Reporting Person

            [ ]  Form Filed by More than One Reporting Person
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FORM 3 (continued)

Table I -- Non-Derivative Securities Beneficially Owned
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                                                              3. Ownership Form:
                              2. Amount of Securities            Direct (D) or            4. Nature of Indirect
1. Title of Security             Beneficially Owned              Indirect (I)             Beneficial Ownership
    (Instr. 4)                   (Instr. 4)                      (Instr. 5)                    (Instr. 4)
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
   Common                             -0-
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* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print of Type Responses)


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
FORM 3 (continued)

Table II -- Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                           2. Date Exercisable         (Instr. 4)                                         Derivative
                           and Expiration Date       ---------------------------------  4. Conver-        Security:
                           (Month/Day/Year)                             Amount             sion or        Direct      6. Nature of
                           -----------------------                      or                 Exercise       (D) or         Indirect
                           Date        Expira-                          Number             Price of       Indirect       Beneficial
1. Title of Derivative     Exer-       tion                             of                 Derivative     (I)            Ownership
   Security (Instr. 4)     cisable     Date            Title            Shares             Security       (Instr. 5)     (Instr. 5)
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

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Explanation of Responses:



/s/  Mirgali  Kunayev                                           8-15-02
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**Signature of Reporting Person                                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure of Type Responses)
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